Exhibit 99.1

The Energy Forum

Lincolnway Energy

NEVADA, IOWA

Volume XVI, Issue I February 2020

IN THIS EDITION

From the Board of Directors	1
Forward Looking Statements	1
Next Steps	2
Meaningful Change	2 & 3
Husker Terms Memorandum	3
Grain Buying at Lincolnway Energy	4

UNIT TRADING

October 2019:	5 units @ $250/units
November 2019:	No Sales
December 2019:	35 units @ $425/unit
January 2020:	No Sales
February 2020:	25 units @$300/unit

LINCOLNWAY ENERGY

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-382-1376
www.lincolnwayenergy.com

FROM THE BOARD OF DIRECTORS

By Jeff Taylor, Chairman

Welcome to 2020! This new decade is already bringing many positive changes to Lincolnway Energy. The following articles by Jeff Kistner, iCFO, and Seth Harder, CEO, highlight many of the changes being made here at Lincolnway Energy. The Board of Directors has been diligently working on laying out the framework of our strategic initiative, which we highlighted at the December information meeting of our members. The first step the Board implemented was to bring in new management to join our current team at LWE. Seth Harder was offered and accepted the role of CEO and brings many years of ethanol industry experience. Seth has hit the ground running and has already made changes to the operation of the plant which has resulted in efficiencies in production, costs and revenue generation.

You will soon be receiving an invitation to a special meeting of our members. The Board will be requesting approval for changes to Lincolnway's operating agreement which are needed to move forward with the new strategic initiative. At this meeting, the Board of Directors, along with management, will be providing pertinent information on the operational changes at Lincolnway, as well as what the next steps are regarding strengthening the balance sheet through a capital investment. We look forward to sharing and seeing you all then.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

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 Volume XVI, Issue I  2  February 2020  continued on page 3  By Seth Harder, CEO  MEANINGFUL CHANGE      Before I introduce myself, I want to say I see great things at Lincolnway Energy. I’m extremely excited to have been offered the role of CEO of your great company. The staff at Lincolnway Energy is topnotch and has been very great to work with and have been equally excited to get started implementing meaningful change in order to enhance the bottom line for the company. I have spent time reviewing historical and current operational data which showed your plant being able to gain value. This value is based on what we have done at my current plant, Husker Ag, LLC. Not only will we be growing our production, we have already implemented a series of changes that will allow us to lower the cost of production at the plant and capture value through lower energy use and reduced chemical cost. We have already started introducing staff from both plants in order to leverage our combined gallons and resources.  I am currently the General Manager of Husker Ag, LLC, a 110 million gallon ethanol plant located in Plainview, Nebraska. In taking on the CEO role with Lincolnway Energy, I see great synergies with the Husker team and your team at Lincolnway.  I just mentioned great synergies. While I was doing my due diligence of your plant, I saw many similarities between the two plants. I observed where Husker’s past operating experience can bring value to Lincolnway. And likewise, Lincolnway has value for Husker also.  As we begin a new decade, Lincolnway Energy is beginning a new chapter. This chapter starts with a strategic initiative, as presented during our informational meeting in December. Lincolnway Energy’s strategic steps are based on the late Stephen Covey’s book, “7 Habits of Highly Effective People.” I want to recap where we have been, where we are, and next steps moving forward for late first quarter 2020.  Lincolnway Energy’s Board of Directors and Management started the first habit “Be Proactive” in July 2019. Through this action, we determined to strengthen the balance sheet and focus on the company’s financial future. This step led us to the second habit of “Begin with the End in Mind.” Our objective was to increase profits, maximize cash flow and increase member value. To accomplish these three objectives management and the board of directors defined the third Covey habit.  The third habit is to “Put First Things First.” In order to accomplish our objectives, Lincolnway Energy first needed to make sure the plant operates at its maximum capacity and this only occurs through our employees. Second, we need to be the preferred corn market for the corn producers in this and the surrounding area and third, strengthening our balance sheet will allow us to properly grow and maintain plant operations.  Which leads us to now.  Lincolnway Energy’s Board of Directors and management spoke with multiple strategic investors, keeping Stephen Covey’s habit 4, “Think Win–Win” as the objective. What is win–win? As stated earlier, “Begin with the End in Mind,” the focus was on ways to increase profits, maximize cash flows and increase unit holder value. These three points are critical to a strategic investor also. The strategic investor wants to make sure their investment creates profits, maximize cash flows, and increases their investment return.  As Lincolnway Energy’s Board narrowed it down to a few strategic investors, it was critical to “Seek First to Understand, Then to Be Understood.” The Board wanted to make sure the strategic partner was aligned with Lincolnway Energy’s mission statement, which is, “To provide clean renewable energy, maintain a safe and rewarding place to work and maximize shareholder value.” Lincolnway Energy’s Board is looking for a partner that can operate the current plant, expand upon the plant, and make the plant more efficient. This partner can lead Lincolnway Energy successfully into the future.  In the next few weeks, proxy information will be sent to you and a member vote is being scheduled towards the last half of March. We currently are finalizing deal terms with the strategic partner that management and Lincolnway Energy’s Board determined to meet the above objectives.  The sixth habit in Covey’s book is “Synergy.” Synergy is defined as, “…the interaction or cooperation of two or more organizations, substances, or other agents to produce a combined effect greater than the sum of their separate effects.” Management and Lincolnway Energy’s Board found our synergy with Husker Ag, LLC, based in Plainview, Nebraska. Husker Ag is 115 million gallon a year ethanol facility, majority owned by rural America producers and investors just like us at Lincolnway Energy.  Phase 1 of our relationship is occurring through a Management Agreement in which Husker’s General Manager, Seth Harder, is providing day to day leadership. Seth has successfully built Husker’s plant from the original 20 mmgy nameplate to 115 mmgy today. Lincolnway Energy’s plant is already seeing benefits of Seth’s leadership with energy savings and improved production results.  Management is looking forward to presenting to you, our members, all of the changes occurring here at Lincolnway Energy in late March at the membership vote. Our presentation will focus on the results we are currently seeing and why the plant’s future looks bright for building future membership value.  NEXT STEPS By Jeff Kistner, interim CFO

 Volume XVI, Issue I  February 2020  HUSKER TERMS MEMORANDUM      On February 6, 2020, Lincolnway Energy executed a Memorandum of Terms (the “Husker Terms Memorandum”) with Husker Ag. The following are the key provisions as laid out in the memorandum:New Class A Units. Husker Ag would purchase 42,049 new Class A units for $5,000,000, at a price of $118.91 per unit. Our need for additional equity is urgent and we would endeavor to close this investment as soon as possible following the Special Meeting. Class A units would have a separate right to approve certain actions, as is customary for holders of senior equity.New Class B Units. As soon as practical following the purchase of the new Class A units by Husker Ag, we will offer to all our existing members who are accredited investors 21,024 new Class B units, at the same price,$118.91. This offer will be made by way of a private placement memorandum and members will be able to subscribe for their pro rata share and will also have the opportunity to subscribe for more if not all units are purchased on a pro rata basis.  $7,500,000 New Equity. Husker Ag has agreed to purchase any Class B units not purchased by our members. In this way, we will receive a total of $7,500,000 in new equity in two steps. The Husker Terms Memorandum contains additional details, including a summary of our capitalization before and after these transactions. We anticipate that this amount of equity will normalize our banking relationship by bringing us into covenant compliance, and that our long-term debt will again be classified as long term on our financial statements. The going concern qualification would then be removed.  the new Class A and Class B units have equal rights to distributions. However, for distributions as a result of a liquidation (and deemed liquidation) holders of Class A will first receive an amount of their equity contributions, holders of Class B would then receive up to the amount of their equity contributions. Any remaining distribution would go equally to all unit holders.  Board of Directors. At the closing of the Class A offering, Husker Ag would own 50 percent of Lincolnway. Depending on how many of the Series B units are purchased by our members, Husker Ag would own between 40 and 60 percent of Lincolnway following the member offering. The Husker Terms Memorandum provides for a board composed of seven members; Husker Ag would be entitled to elect four directors and the holders of the common and Series B units would be entitled to elect three directors.  Exclusive Period; Non-Binding Provisions. The Husker Terms Memorandum is non-binding, and subject to certain conditions, including further due diligence by Husker Ag, the approval by members of the amendments to the Operating Agreement provided for in this Proxy Statement and negotiation of purchase documents. We have a binding obligation, however, to deal exclusively with Husker Ag for 60 days from February 6, subject to our ability to accept another offer if required by our Directors’ fiduciary duties.  Additional information will be provided to the membership as it becomes available. Please check your mail for a special meeting mailing which will contain a letter from the Board of Directors and a proxy card for your vote. We ask that you review all the information and vote in favor to adopt the changes to the  Rights of Unit Classes. The existing common units, operating agreement as soon as possible.3  Here is more of my background and experience. I have beenwith Husker Ag since its start in 2002 when we were a 20 million gallon plant. After Husker started up and stabilized, I spent time with ICM Inc. as an ethanol plant start up specialist. In September of 2004 I became the Plant Manager for Husker and subsequently in December 2005 I became the General Manager. As the General Manager, I grew our production to 115 million gallons. In addition to managing Husker, I’m actively serving on the leadership team of Renewal Fuels Nebraska, a board member of the Renewable Fuels Association and The American Coalition for Ethanol (ACE). In 2019, I was appointed to the Nebraska Environmental Quality Council by Nebraska Governor Pete Ricketts.  I am looking forward to a long relationship with Lincolnway Energy members, Board of Directors and company staff.  continued from page 2  YOUR VOTE IS IMPORTANT  In the coming days, you will be receiving a mailing regarding a Special Member Meeting. This packet will contain a letter from Board Chairman, Jeff Taylor, along with a Proxy Card laying out seven amendments to the Operating Agreement, which require the membership to vote, along with the date and location of the Special Member Meeting. The changes to the Operating Agreement would give the Board the authority to accept the memorandum of Terms with Husker Ag which was signed on February 6 and is outlined below.  Each member vote is VERY important and we ask that you carefully review your proxy card, sign and return to the office or we invite you to attend the Special Member Meeting, at which time you may turn in your proxy card.

GRAIN BUYING AT LINCOLNWAY ENERGY

Many changes continue to be made here at Lincolnway Energy. Two recent events have affected how we originate our grain from you, the producer.

First, on January 24, Lincolnway voluntarily cancelled our grain dealers license with the State of Iowa. We entered into a corn procurement arrangement with Innovative Ag Services. All corn will be settled by IAS and will be paid by IAS under this agreement. However, Lincolnway still remains as the primary point of contact and will be handling and mailing all of your cash and basis contracts on behalf of IAS.

Second, on February 6, Lincolnway entered into a grain procurement agreement with Husker Trading. This agreement outlines that Husker Trading agrees to purchase, for the benefit of Lincolnway, all corn required by Lincolnway to operate the ethanol plant. Husker Trading will be assisting Lincolnway in expanding and securing producer corn on a steady and reliable basis. We will be mailing out contact information to our current producers, with a detailed letter introducing Husker Trading.

It has been said that the only change people like, is the kind that jingles in their pockets. We are striving to make sure it's not "change" in your pockets but ensuring better corn prices which will lead to larger settlements for our producers. We look forward to continuing to build our relationships, one farmer at a time.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

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Volume XVI, Issue I February 2020

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